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[KPMG Peat Marwick LLP Letterhead]

                        Independent Accountants' Report

Board of Directors
Access Financial Corp.:

We have examined management's assertion about Access Financial Corp.'s compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended May 31, 1995 included in the accompanying management assertion. Management is responsible for Access Financial Corp.'s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Access Financial Corp.'s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Access Financial Corp.'s compliance with the minimum servicing standards.

In our opinion, management's assertion that Access Financial Corp. complied with the aforementioned minimum servicing standards as of and for the year ended May 31, 1995 is fairly stated, in all material respects.

This report is intended for the use of the Board of Directors and management of Access Financial Corp. and investors in the contracts and mortgage loans serviced for others by Access Financial Corp. and should not be used for any other purpose.

                                       KPMG Peat Marwick LLP

June 30, 1995